Exhibit 6.2       Employment Agreement between the Registrant and Douglas Auer

Adirondack has no written employment agreement with Douglas Auer; however, terms of the Company's verbal employment agreement with Douglas Auer are described in this document under Part I, Item 6, Executive Compensation.